LIFE PARTNERS HOLDINGS, INC. ANNOUNCES
RECEIPT OF NASDAQ LETTER RELATING TO NON-COMPLIANCE
WITH LISTING RULES

Waco, TX – July 25, 2011 – Life Partners Holdings, Inc. (Nasdaq GS: LPHI) announced today that on July 18, 2011, the Company received a letter from the staff of the NASDAQ advising that because the Company has not yet filed its Form 10-Q for the fiscal quarter ended May 31, 2011, and because the Company remains delinquent in the filing of its Form 10-K for the year ended February 28, 2011, the Company does not meet the criteria of Listing Rule 5250(c)(1).  The Company had previously received a delinquency letter from the NASDAQ regarding its Form 10-K.  NASDAQ Listing Rule 5250(c)(1) requires the Company to timely file all required periodic reports and other documents with the Securities and Exchange Commission.  The letter states that the Company has until August 1, 2011, to submit a plan to regain compliance with the Listing Rules.  If the Company submits a plan, NASDAQ can grant the Company up to 180 calendar days from the due date of the Form 10-K, or until November 29, 2011, to regain compliance.

The Company intends to submit a plan to regain compliance to NASDAQ no later than August 1, 2011.  No assurance can be given that NASDAQ will accept the Company’s compliance plan or grant an exception for the full 180-day period contemplated by the NASDAQ Listing Rules.  Under the NASDAQ rules, the Company’s common stock will continue to be listed on NASDAQ until August 1, 2011, and for any exception period that may be granted to the company by NASDAQ.  Until the Company regains compliance, however, quotation information for the Company’s common stock will continue to include an indicator of the Company’s non-compliance, and the Company will continue to be included in a list of non-compliant companies on the NASDAQ website.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.”  Since its incorporation in 1991, Life Partners has completed over 132,000 transactions for its worldwide client base of over 28,000 high net worth individuals and institutions in connection with the purchase of over 6,400 policies totaling over $2.9 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements because of various factors.  The statements in this news release that are not historical statements, including statements regarding the expectation of the timely filing of a NASDAQ compliance report are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required by law.

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LPHI-G

Contact:

Life Partners Holdings, Inc.
Shareholder Relations
254-751-7797
info@LPHI.com
www.lphi.com

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